                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            PENSKE MOTORSPORTS, INC
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

                                 [PENSKE LOGO]
                             13400 OUTER DRIVE WEST
                               DETROIT, MI 48239

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1999

To the Stockholders of Penske Motorsports, Inc.:

     The Annual Meeting of Stockholders of Penske Motorsports, Inc. will be held at the Ritz Carlton, 300 Town Center Drive, Dearborn, Michigan, 48126, on Tuesday, May 11, 1999, at 10:00 A.M. Eastern Daylight Time. The purposes of the meeting are:

          1. To elect four Class III Directors to serve a three-year term on the Board of Directors; and

          2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 30, 1999 will be entitled to vote at the meeting.

     Your attention is called to the attached proxy statement and accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          By Order of the Board of Directors

                                          ROBERT H. KURNICK, JR.
                                          Secretary

Detroit, Michigan
April 13, 1999

                            PENSKE MOTORSPORTS, INC.
                             13400 OUTER DRIVE WEST
                            DETROIT, MICHIGAN 48239

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 11, 1999

                              GENERAL INFORMATION

     The Annual Meeting of Stockholders of Penske Motorsports, Inc. (the "Company") will be held at the Ritz Carlton, 300 Town Center Drive, Dearborn, Michigan, 48126, on Tuesday, May 11, 1999, at 10:00 A.M., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate mailing date for this proxy statement and proxy is April 13, 1999.

     It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     Only holders of record of shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on March 30, 1999 (the "Record Date") are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 13,854,998 shares of Common Stock.

     The following table shows as of the Record Date the beneficial ownership of the outstanding Common Stock by each person known to the Company to be the beneficial owner of 5% or more of the Common Stock:

                                                                        SHARES
                                                                BENEFICIALLY OWNED(1)
                                                                ----------------------
                            NAME                                  NUMBER      PERCENT
                            ----                                  ------      -------
Roger S. Penske(2)(3).......................................    7,877,999       56.9%
Penske Corporation(2)(3)....................................    7,801,875       56.3%
Penske Performance, Inc.(2).................................    7,801,875       56.3%
PSH Corp.(2)................................................    7,801,875       56.3%
The France Family Group(4)(5)...............................    7,855,421       56.7%
International Speedway Corporation(5).......................    7,850,521       56.7%
Facility Investments, Inc.(5)...............................    7,850,521       56.7%
Kaiser Ventures Inc.(6).....................................    1,627,923       11.7%
Carrie B. DeWitt(7).........................................      906,542        6.5%

---------------
(1) Unless otherwise noted, each person or entity has sole voting and investment power over the shares listed opposite his or its name, subject to community property laws where applicable.

(2) The record owner of the 7,801,875 shares of Common Stock of the Company is PSH Corp., a subsidiary of Penske Performance, Inc. Penske Performance, Inc. is a wholly-owned indirect subsidiary of Penske Corporation and owns 80% of the stock of PSH Corp. Consequently, Penske Corporation and Penske Performance, Inc. may also be deemed to beneficially own the shares of Common Stock owned by PSH Corp. Mr. Roger S. Penske is a Director and the Chairman of each of Penske Corporation, Penske Performance, Inc. and PSH Corp. (which collectively with Mr. Penske are herein referred to as the

    "Penske Group"), and also by direct and indirect ownership of shares and by reason of voting agreements may be deemed to own beneficially approximately 57.0% of the outstanding shares of Penske Corporation. As such, Mr. Penske may be deemed to beneficially own the shares of Common Stock owned by PSH Corp. The address of PSH Corp. and Penske Performance, Inc. is 1105 North Market Street, Wilmington, Delaware 19890.

(3) The address of such person is 13400 Outer Drive West, Detroit, Michigan
    48239.

(4) The "France Family Group" owns approximately 49.0% of the total of all classes of stock of International Speedway Corporation ("ISC"), which represents 62.9% of the votes represented by the total of all classes of stock of ISC. The France Family Group consists of the following living lineal descendants of William H.G. France, and Anne B. France, some spouses of such descendants and various entities controlled by such descendants and their spouses, which consists of the following natural persons and other entities: William C. France; Betty Jane France; James C. France; Sharon M. France; Lesa D. Kennedy; Brian Z. France; Jamison C. France; Jennifer A. France; Amy L. France; Benjamin Z. Kennedy; Western Opportunity Limited Partnership, a Nevada limited partnership; Sierra Central Corp., a Nevada corporation; Principal Investment Company, a Nevada corporation; White River Investment Limited Partnership, a Nevada limited partnership; Cen Rock Corp., a Nevada corporation; Secondary Investment Company, a Nevada corporation; Polk City Limited Partnership, a Nevada limited partnership; Boone County Corporation, a Nevada corporation; Carl Investment Limited Partnership, a Nevada limited partnership; Quaternary Investment Company, a Nevada corporation; National Association for Stock Car Auto Racing, Inc. ("NASCAR"), a Florida corporation; and Automotive Research Bureau, a Florida corporation; SM Holder Limited Partnership, a Nevada limited partnership; SM Holder Company, a Nevada corporation; J Holder Limited Partnership, a Nevada limited partnership; J Holder Company, a Nevada corporation; JA Holder Limited Partnership; a Nevada limited partnership; JA Holder Company, a Nevada corporation; AL Holder Limited Partnership, a Nevada limited partnership; AL Holder Company, a Nevada corporation; Zack Limited Partnership, a Nevada limited partnership; Zack Company, a Nevada corporation; BBL Limited Partnership, a Nevada limited partnership; and BBL Company, a Nevada corporation.

(5) Facility Investments, Inc. ("FII") owns 20.0% of the stock of PSH Corp. and shares voting and investment power over the shares of PSH Corp. pursuant to an Investment and Development Agreement, dated November 22, 1995, by and between ISC and Penske Corporation. Consequently, FII may be deemed to beneficially own the 7,801,875 shares of Common Stock owned by PSH Corp. FII is a wholly-owned subsidiary of ISC and, as such, ISC may also be deemed to beneficially own the shares of Common Stock owned by PSH Corp. By direct and indirect ownership of shares of ISC, the France Family Group may be deemed to beneficially own the shares of Common Stock owned by PSH Corp. The address of The France Family Group, ISC and FII is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(6) The address of such person is 3633 E. Inland Empire Boulevard, Suite 850, Ontario, California 91764.

(7) The address of Mrs. Dewitt is 2152 North U.S. 1 Highway, Rockingham, North Carolina 28379.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The Board of Directors proposes that Roger S. Penske, Walter P. Czarnecki, William C. France, and Edsel B. Ford II be elected as directors of the Company to hold office until the Annual Meeting of Stockholders in the year 2002, or, in each case, until his successor is elected and qualified.

     The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The four nominees receiving the greatest number of votes cast at the meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, and with respect to each executive officer of the Company named in the Summary Compensation Table below:

                                                                                      SHARES OF
                                                                                    COMMON STOCK
                                                                                 BENEFICIALLY OWNED
                                                                                AS OF THE RECORD DATE       TERM
       NAME AND YEAR FIRST                      POSITIONS AND OFFICES         -------------------------      TO
        BECAME A DIRECTOR           AGE           WITH THE COMPANY             NUMBER           PERCENT    EXPIRE
       -------------------          ---         ---------------------          ------           -------    ------
                                        NOMINEES FOR ELECTION AS DIRECTOR
Walter P. Czarnecki (1995)........  55     Vice Chairman of the Company           5,979             *       2002
Edsel B. Ford II (1998)...........  50     Director                              --              --         2002
William C. France (1995)..........  65     Director                           7,855,421(1)       56.7%      2002
Roger S. Penske (1995)............  62     Chairman of the Company            7,877,999(2)       56.9%      2002
                                         DIRECTORS CONTINUING IN OFFICE
H. Lee Combs (1995)...............  46     Director                               1,000             *       2001
Gary W. Dickinson (1997)..........  60     Director                               3,000             *       2000
Gregory W. Penske (1995)..........  36     Director, President, and Chief        40,100(3)          *       2000
                                           Executive Officer of the
                                           Company
Richard J. Peters (1995)..........  51     Director                              33,668(4)          *       2000
Richard E. Stoddard (1995)........  48     Director                               4,000             *       2001
James E. Williams (1995)..........  59     Director                             112,500             *       2001
Jo DeWitt Wilson (1997)...........  61     Director and President of North        6,209(5)          *       2001
                                           Carolina Speedway
                                            OTHER EXECUTIVE OFFICERS
Gene Haskett......................  55     President of Michigan Speedway        32,100(6)          *
                                           and Executive Vice President of
                                           the Company
Les Richter.......................  68     Executive Vice President of the       22,300(7)          *
                                           Company
Scott Atherton....................  39     President of California                4,200(8)          *
                                           Speedway
All directors and executive officers as a group (15 persons)..............    8,217,101(9)       59.3%

---------------
* Under 1.0%

(1) 7,801,875 of the shares which Mr. France may be deemed to beneficially own are owned of record by PSH Corp. Mr. France disclaims beneficial ownership of these shares.

(2) Includes 7,801,875 shares which are owned of record by PSH Corp., 1,000 shares owned by Mr. Penske's spouse and 9,145 shares owned by Mr. Penske as custodian for his children. Mr. Penske disclaims beneficial ownership of these 7,812,020 shares of Common Stock.

(3) Includes 35,100 shares which Mr. Penske has the right to acquire upon exercise of options within 60 days of the Record Date. Also includes 1,500 shares owned by Mr. Penske's spouse with respect to which Mr. Penske disclaims beneficial ownership.

(4) Includes 26,668 shares which Mr. Peters has the right to acquire upon exercise of options within 60 days of the Record Date. Also includes 3,000 shares owned by Mr. Peters' spouse with respect to which Mr. Peters disclaims beneficial ownership.

(5) Includes 1,400 shares which Ms. DeWitt Wilson has the right to acquire upon exercise of options within 60 days of the Record Date.

(6) Includes 29,100 shares which Mr. Haskett has the right to acquire upon exercise of options within 60 days of the Record Date.

(7) Includes 19,300 shares which Mr. Richter has the right to acquire upon exercise of options within 60 days of the Record Date.

(8) Includes 4,200 shares which Mr. Atherton has the right to acquire upon exercise of options within 60 days of the Record Date.

(9) Includes 133,368 shares which executive officers of the Company have the right to acquire upon exercise of options within 60 days of the Record Date.

OTHER INFORMATION RELATING TO DIRECTORS

     The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

     Walter P. Czarnecki has been Vice Chairman of the Board of the Company since January 1996, and, prior thereto, served as the Company's President. Mr. Czarnecki has also served as a senior executive of the Penske Speedway Group since 1979. Mr. Czarnecki is the Executive Vice President of Penske Corporation, has been a member of the Board of Directors of Penske Corporation since 1979 and serves as a director of Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P.

     Edsel B. Ford II has been a director of the Company since July 1998. Mr. Ford is also a member of the Board of Directors of Ford Motor Company and its Finance Committee. During a career at Ford Motor Company spanning 25 years, Mr. Ford held a wide variety of management positions. He retired as President and Chief Operating Officer of Ford Motor Credit Company in 1998 having served in that capacity since May 1991. Mr. Ford is very active with many other organizations including the National Advisory Board of The Salvation Army, Detroit/Wayne County Airport Commission and Henry Ford Health System.

     William C. France has been a director of the Company since November 1995. Mr. France is also the Chairman of the Board and Chief Executive Officer of ISC and has served in such capacity since 1987. Mr. France is a member of the France Family Group, which controls ISC. In addition, Mr. France and his brother control NASCAR.

     Roger S. Penske has been Chairman of the Board of the Company since its formation. Prior to March 1996, Mr. Penske was Chairman of the Board of Michigan International Speedway, Inc. ("Michigan Speedway") since 1973, Chairman of the Board and President of Pennsylvania International Raceway, Inc. ("Nazareth Speedway") since 1986, and Chairman of the Board of California Speedway Corporation ("California Speedway") since 1994. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including the Company. Mr. Penske is also a member of the Boards of Directors of General Electric Company, Gulfstream Aerospace Corporation, Detroit Diesel Corporation, Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P. and Delphi Automotive Systems, Inc. Mr. Penske is also a founder of Penske Racing, Inc. and Penske Racing South, Inc. which are two of the most successful racing teams in North America. Penske Racing's Indy car team is recognized as the most successful Indy car team in history and the Penske Racing South Winston Cup team is one of the most successful teams on the NASCAR circuit.

     H. Lee Combs has been a director of the Company since November 1995. Mr. Combs has also served as Senior Vice President -- Operations of ISC since January 1996 and as a director of ISC since 1987. Prior to service as Senior Vice President -- Operations, Mr. Combs served as Vice President and Chief Financial Officer of ISC since 1987.

     Gary W. Dickinson has been a director of the Company since March 1997. Mr. Dickinson is the Chairman of the Board of NonLinear Dynamics Incorporated, a data mining and pattern recognition software firm, and has served in such capacity since January 1997. Prior to January 1997, Mr. Dickinson had been President and Chief Executive Officer of Delco Electronics and Executive Vice President of Hughes Electronics. Between 1989 and 1993, Mr. Dickinson served as Group Vice President of General Motors responsible for the General Motors Technical Staffs including the GM Research Laboratories, Design Staff and Advanced Engineering Staff.

     Gregory W. Penske has been a director of the Company since its formation and President and Chief Executive Officer since July 1, 1997. Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of the Company since February 1996. In addition, Mr. Penske served as President of the California Speedway Corporation from January 1997 to January 1999. Mr. Penske is also the President of Penske Automotive Group, Inc., which owns and operates five automobile dealerships in Southern California, and has served in that position since December 1993. From July 1992 to the present, Mr. Penske served as the President of D. Longo, Inc. which owns and operates a Toyota dealership in El Monte, California and is a subsidiary of Penske Automotive Group, Inc. Gregory
W. Penske is the son of Roger S. Penske.

     Richard J. Peters has been the President and Chief Executive Officer of R.J. Peters & Company, LLC, since July 1, 1997. Mr. Peters also currently serves as President and Chief Executive Officer of Ilitch Ventures, Inc., a holding company which will own Little Caesar Enterprises, the Detroit Tigers, the Detroit Rockers, the Detroit Red Wings, Olympia Entertainment, Olympia Development and Olympia Specialty Foods. Prior to July 1, 1997, Mr. Peters served as the Chief Executive Officer, President and Director of the Company since January 1996, and, prior thereto, acted as the Company's chief executive officer and a Director. Mr. Peters has also served as an officer of various subsidiaries of the Company since 1990. Mr. Peters served as the Treasurer and Chief Financial Officer of Penske Corporation between 1988 and July 1997 and as an Executive Vice President of Penske Corporation between September 1996 and July 1997. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a director of Captec Net Lease Realty, Inc. and a Trustee of Aon Funds.

     Richard E. Stoddard has been a director of the Company since January 1996. Mr. Stoddard also serves as Chairman of the Board of Kaiser Ventures Inc. ("Kaiser") and has served in such capacity since November 1988. In addition, Mr. Stoddard was appointed Chief Executive Officer of Kaiser Steel Corporation in June 1988 and continues to serve as Chief Executive Officer of Kaiser. In January 1998, Mr. Stoddard was also appointed President of Kaiser.

     James E. Williams has been a director of the Company since January 1996. Mr. Williams is also the Chairman and Chief Executive Officer of Golden State Foods, and has served in such capacity since April 1961.

     Jo DeWitt Wilson has been a director of the Company since July 1, 1997. Ms. Wilson also serves as the President of North Carolina Speedway, Inc., and has served in that capacity since September 1, 1994. Prior to September 1994, Ms. Wilson was a self-employed manufacturers sales representative. Ms. Wilson's father, L.G. DeWitt, was the founder of North Carolina Speedway and Ms. Wilson's mother, Carrie B. DeWitt, owns approximately 6.5% of the Company's Common Stock.

     Pursuant to an Investment and Development Agreement, dated as of November 22, 1995, as amended, between ISC and Penske Corporation, as long as PSH Corp. owns a majority of the issued and outstanding voting stock of the Company, ISC is permitted to designate a percentage of the members of the Board of Directors of each of the Company, Michigan Speedway, North Carolina Speedway, Nazareth Speedway and California Speedway equal to the greater of (i) 20.0% or (ii) the percentage of stock ownership of ISC in PSH Corp. as adjusted to reflect changes in such percentage. However, ISC may designate at least two persons to each such Board so long as ISC owns at least 10.0% of the outstanding Common Stock of PSH Corp., and one person to each such Board so long as ISC owns at least 2.0% of the outstanding common stock of PSH Corp. Messrs. France and Combs are the current ISC designees for each such Board. As long as ISC is permitted to have at least two designees to a Board, at least one designee is to serve on any executive or similar committee that may be created by the applicable Board. If PSH Corp. no longer owns a majority of the issued and outstanding voting stock of the Company, the foregoing obligations of Penske Corporation are to be met on a "best efforts" basis.

     Pursuant to an Organization Agreement, dated November 22, 1995, among PSH Corp., Kaiser and the Company, as amended, and a Stockholders Agreement, dated November 22, 1995, among PSH Corp., Kaiser and the Company, as amended, PSH Corp. has also agreed to use its best efforts, without incurring any additional expenses, to vote its shares of the Company so as to elect a designee of Kaiser to the Board of

Directors of the Company so long as Kaiser owns at least 5.0% of the outstanding Common Stock. Mr. Stoddard is the current Kaiser designee.

     Pursuant to an Employment Agreement with Jo DeWitt Wilson, Ms. Wilson is entitled to be elected to the Board of Directors of the Company as long as the Employment Agreement is in effect. PSH Corp. has agreed to vote its shares to so elect Ms. Wilson to the Company's Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee, the current members of which are Messrs. Combs (Chairman), Williams and Peters. During 1998, the Audit Committee met one time and held informal discussions in lieu of meetings. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing, and cost of any audit and any other services the auditors may be asked to perform, and will review with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interest.

     The Company has a standing Compensation Committee, the current members of which are Messrs. France, Ford, and Stoddard. In 1998, the Compensation Committee held one meeting and had informal discussions in lieu of additional meetings. The Compensation Committee is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually. The Compensation Committee is also responsible for administering and making recommendations to the Board with respect to awards under the stock based compensation plans, policies, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Company's Board of Directors) plans with respect to succession of the chief executive officer.

     The Company does not have a Nominating Committee or a committee performing a similar function.

     During 1998, the Board of Directors held four meetings and took action by written consent in lieu of two additional meetings.

DIRECTOR COMPENSATION

     The Company does not currently have any arrangements in place to compensate directors for their services; accordingly, except as described below, no director received any compensation for services as a director in 1998. The Company paid, on Mr. Dickinson's behalf, car expenses in 1998 of approximately $13,000.00. The Company may begin compensating its non-employee directors in 1999 in amounts not yet determined. Directors who are also employees of the Company will not receive compensation for service on the Board of Directors. The Company reimburses all directors for their expenses incurred in connection with their activities as directors of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for each of the fiscal years ended December 31, 1996, 1997, and 1998 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers where total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                     ANNUAL                   COMPENSATION
                                                COMPENSATION(1)                  AWARDS
                                     --------------------------------------   -------------
                                                                 OTHER         SECURITIES      ALL OTHER
     NAME AND PRINCIPAL                                         ANNUAL         UNDERLYING     COMPENSATION
        POSITION(S)           YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)   OPTIONS(#)(3)      ($)(4)
     ------------------       ----   ---------   --------   ---------------   -------------   ------------
Gregory W. Penske(5)........  1998   $400,000    $107,500            --          50,000              --
President and Chief           1997   $300,000    $217,500            --          25,000              --
  Executive
Officer of the Company        1996         --          --            --          15,000              --

Gene Haskett................  1998   $265,000    $119,351       $45,947          45,000          $4,500
Executive Vice President of   1997   $250,000    $181,125       $49,804          15,000          $4,500
  the
Company and President of      1996   $250,000    $135,730            --          15,000          $4,500
Michigan Speedway

Les Richter.................  1998   $150,000    $ 57,485            --          10,000              --
Executive Vice President      1997   $150,000    $112,125            --          15,000              --
of the Company                1996   $150,000    $ 90,000            --          15,000              --

Scott Atherton(6)...........  1998   $165,000    $ 30,302            --          15,000          $1,183
President of California       1997         --          --            --              --              --
Speedway                      1996         --          --            --              --              --

---------------
(1) Does not include the dollar value of perquisites and other personal benefits.

(2) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer other than with respect to Mr. Haskett, who received 401(k) compensation of $4,500, car reimbursement of approximately $44,107 and life insurance premium paid on his behalf of $1,840.

(3) James H. Harris, Senior Vice President and Chief Financial Officer of the Company, and Robert H. Kurnick, Jr., Senior Vice President and General Counsel of the Company, did not receive any compensation from the Company, other than each receiving option grants to purchase 10,000 shares in 1997 and 15,000 shares in 1998 of the Company's Common Stock.

(4) Includes the Company's matching contributions to the Company's 401(k) plan.

(5) Mr. Gregory W. Penske has served as the Company's President and Chief Executive Officer since July 1, 1997. Mr. Gregory W. Penske did not receive any compensation in any form from the Company in 1996.

(6) Mr. Scott Atherton began employment with the Company in the fourth quarter of 1997, and became an executive officer of the Company in January 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table above:

                                                      INDIVIDUAL GRANTS                           POTENTIAL
                                    -----------------------------------------------------    REALIZABLE VALUE AT
                                                      PERCENT                                   ASSUMED ANNUAL
                                                      OF TOTAL                                      RATES
                                                      OPTIONS                                   OF STOCK PRICE
                                      SHARES         GRANTED TO                                APPRECIATION FOR
                                    UNDERLYING       EMPLOYEES     EXERCISE                      OPTION TERM
                                      OPTIONS        IN FISCAL      PRICE      EXPIRATION    --------------------
              NAME                  GRANTED (#)         YEAR        ($/SH)        DATE       5% ($)      10% ($)
              ----                  -----------      ----------    --------    ----------    ------      -------
Gregory W. Penske...............      50,000(1)        30.3%        26.375      1/20/08      829,250    2,101,250
Gene Haskett....................      45,000(1)        27.3%        26.375      1/20/08      746,325    1,891,125
Les Richter.....................      10,000(1)         6.1%        26.375      1/20/08      165,850      420,250
Scott Atherton..................      15,000            9.1%        26.375      1/20/08      248,775      630,375

---------------
(1) These options were granted on January 13, 1998 as an incentive for future performance. Each option was granted at an exercise price equal to the market price of the Common Stock on the date of grant. In addition, James H. Harris and Robert H. Kurnick, Jr. each received an option to purchase 15,000 shares of the Company's Common Stock in January 1998. The option grants each represented 9.1% of the total option grants to employees in 1998. The exercise price is $26.375 per share and the options each expire on January 20, 2008. The options are exercisable in the following increments: 10% beginning July 20, 1998; 28% beginning January 20, 1999; 46% beginning January 20, 2000; 64% beginning January 20, 2001; 82% beginning January 20, 2002; and 100% beginning January 20, 2003. The options expire 10 years after the date of grant.

(2) A 5% and 10% annually compounded increase in the Company's stock price from the date of grant to the end of the 10-year option term would result in stock prices of $42.96 and $68.41 per share, respectively. The potential realizable value at an assumed rate of stock price appreciation of 5% and 10% over the option term would be $248,775 and $630,375, respectively, for each of Messrs. Harris and Kurnick. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on a number of factors, including overall market conditions and the future performance of the Company and its Common Stock.

OPTION VALUES AT FISCAL YEAR END

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the executive officers named in the Summary Compensation Table as of December 31, 1998, together with the value of in-the-money options at such date (which represents the positive spread between the exercise price of any such existing stock options and $26.625 per share, representing the closing market price of the Common Stock on December 31, 1998). No options were exercised in 1998 by any of such persons.

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                        AT FISCAL YEAR-END             AT FISCAL YEAR-END
                                                               (#)                             ($)
                                                  ------------------------------    -------------------------
                   NAME(1)                          EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                   -------                          -------------------------       -------------------------
Gregory W. Penske.............................            18,900/71,100                  $19,362/$32,512
Gene Haskett..................................            15,600/59,400                  $19,237/$31,387
Les Richter...................................            12,100/27,900                  $18,362/$23,512
Scott Atherton................................             1,500/13,500                      $375/$3,375

---------------
(1) Messrs. Harris and Kurnick each had exercisable options to purchase 4,300 shares at December 31, 1998 and unexercisable options to purchase 20,700 shares at December 31, 1998. At December 31, 1998, Messrs. Harris and Kurnick had in-the-money exercisable options valued at $375.00 and in-the-money unexercisable options valued at $3,375.00.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Certain Relationships

     During the fiscal year ended December 31, 1998, Messrs. Roger Penske, France and Stoddard served as the members of the Compensation Committee. In December 1998, the Board appointed a new Compensation Committee consisting of Messrs. Ford, France, and Stoddard. Prior to March 26, 1996, Mr. Roger Penske served as an officer of the Company and as an officer of various of the Company's subsidiaries. None of the Compensation Committee members were, during the fiscal year ended December 31, 1998, an officer or employee of the Company or any of its subsidiaries and no current member of the Compensation Committee is a former officer of the Company or any of its subsidiaries. (Mr. Penske, who was a member of the Compensation Committee in 1999, is a former officer of the Company.) Mr. Stoddard is the Chairman of the Board, Chief Executive Officer and President of Kaiser, Mr. France is the Chairman of the Board and Chief Executive Officer of ISC and of NASCAR, and Mr. Ford is a Director of Ford Motor Company and a member of its Finance Committee. Roger Penske participated in deliberations of the compensation of Gregory W. Penske, Mr. Penske's son and the Company's President and Chief Executive Officer.

Related Transactions

     Unless otherwise specified, each related party transaction was on terms as favorable to the Company as available in the marketplace.

     KAISER TRANSACTIONS. The Company, as a result of the Organization Agreement dated November 22, 1995 between PSH Corp., Kaiser and the Company, as amended (the "Organization Agreement"), entered into various agreements with Kaiser, which holds approximately 11.7% of the issued and outstanding shares of the Company's Common Stock. Pursuant to such agreements (i) the Company and Kaiser agreed to cause certain services to be provided to each other, (ii) the Company agreed to reimburse Kaiser for costs incurred in the preparation of the site of the California Speedway, (iii) Kaiser agreed to indemnify Michigan Speedway and the California Speedway against certain environmental liabilities, (iv) the Company, PSH Corp. and Kaiser entered into a Stockholders Agreement and (v) the Company agreed to reimburse Kaiser and Penske

Performance, Inc. for certain pre-development expenses incurred by Kaiser and Penske Performance, Inc. in connection with the California Speedway.

     SEWER SERVICES AGREEMENT. Pursuant to a Sewer Services Agreement between the California Speedway and Kaiser, Kaiser has agreed to provide sanitary sewer treatment services for the wastewater generated by the property owned by the California Speedway at Kaiser's wastewater treatment facility located on a parcel owned by Kaiser. In consideration for such services, the California Speedway has agreed to pay Kaiser an annual fee of $88,800, adjusted annually by increases in the Consumer Price Index. The Company has the option to purchase the facility at its fair market value at any time. After the fifth anniversary of the Sewer Service Agreement, Kaiser may terminate the agreement upon one year's prior written notice to the California Speedway for a good and valid business reason exercised in good faith. The Company paid Kaiser $92,000 under the Sewer Services Agreement during the year ended December 31, 1998.

     ENVIRONMENTAL INDEMNIFICATION. Pursuant to the Organization Agreement, Kaiser agreed to investigate and, if necessary, to remediate specifically identified portions of the site of the California Speedway and adjacent parcels which require remediation to comply with applicable environmental laws. In addition, Kaiser has indemnified the California Speedway and Michigan Speedway from environmental liabilities associated with the condition of the site.

     STOCKHOLDERS AGREEMENT. Pursuant to the Organization Agreement, as amended, PSH Corp., Kaiser and the Company entered into a Stockholders Agreement (as amended, the "Stockholders Agreement"). The Stockholders Agreement provides that if PSH Corp. desires to transfer any shares of capital stock of the Company for consideration to an unrelated third party, PSH Corp. must first offer such shares to Kaiser on the same terms and conditions as the proposed transfer. The Stockholders Agreement also provides that if Kaiser desires to transfer any shares of capital stock of the Company for consideration to an unrelated third party, Kaiser must first offer such shares to ISC at a price equal to the average closing price of the Company's shares on the Nasdaq Stock Market(SM) for the previous thirty trading days. If ISC elects not to purchase such shares, then PSH Corp. has the right to purchase such shares on the same terms and conditions as the proposed transfer. In either case, if the non-transferring party elects not to purchase such shares, then the transferring party may transfer its shares to the unrelated third party. The Organization Agreement also grants to the Company a right of first refusal to participate in any transaction or opportunity that directly relates to the conduct or ownership of a motorsports complex that may come to PSH Corp., Kaiser or an affiliate of either, excluding ISC and its affiliates. Under certain circumstances, Kaiser may distribute a portion of the shares of the Company's Common Stock that it owns to its stockholders, free from the right of first refusal. In addition, pursuant to a Registration Rights Agreement between the Company and Kaiser, the Company has granted incidental registration rights to Kaiser, subject to certain limitations, each time the Company files a registration statement in connection with the sale of its Common Stock.

     REGISTRATION RIGHTS. Kaiser holds limited demand registration rights which enable Kaiser to demand registration of the shares of Common Stock held by Kaiser. The demand registration rights are subject to various conditions, including a right of first refusal in favor of PSH Corp., and the registration rights can only be exercised by a secured lender of Kaiser who holds the Kaiser shares as a result of foreclosure. The terms of the agreement were, in management's judgment, no less favorable than terms which would have been negotiated with an independent third party.

     NASCAR TRANSACTIONS. In connection with the promotion of NASCAR-sanctioned events, the Company enters into standard NASCAR sanction agreements requiring the payment of sanction fees, prize money and point funds to NASCAR. NASCAR is an affiliate of ISC by virtue of Messrs. William and James France's common control of both entities. Mr. William C. France, a director of the Company, is a member of The France Family Group. ISC beneficially owns, through Facility Investments, Inc.'s ownership of the common stock of PSH Corp., more than five percent of the outstanding Common Stock of the Company. The Company and its subsidiaries paid NASCAR sanction fees, prize money and points funds totaling $13.6 million in 1998.

     PENSKE AFFILIATE TRANSACTIONS. The Company, through its subsidiaries, sells speedway admissions tickets, hospitality suites and related items and merchandise and apparel to Penske Corporation, Detroit Diesel

Corporation ("DDC"), Diesel Technology Company ("DTC"), Penske Truck Leasing Co., L.P. ("PTL"), Penske Auto Centers, Inc. ("PAC"), Penske Automotive Group, Inc. ("PAG"), Penske Racing, Inc. ("PR") and Penske Racing South, Inc. ("PRS"). The Company, through it subsidiary Competition Tire West, Inc., sells racing tires and accessories to Penske Racing South, Inc. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company and its subsidiaries, indirectly, through his ownership of Penske Corporation, owns in excess of ten percent of the equity interests of each of DDC, DTC, PTL, PAC, PAG, PR, and PRS and also serves as a director and executive officer of DDC, PAC, PAG, PR and PRS, of the general partner of DTC and of the general partner of PTL. In 1998, Penske Corporation, DDC, PTL, PAG, PR, and PRS paid approximately $163,000, $770,000, $493,000, $592,000, $201,000, and
$73,000, respectively, to the Company's subsidiaries for such tickets, hospitality suites and related items, merchandise and apparel and racing tires and accessories. Each of these companies generally pays the publicly quoted selling prices, although they often receive discounts from such prices for race tickets, hospitality suites, and related items and merchandise and apparel.

     The Company and its subsidiaries purchase goods and services from PTL, Penske Jet, Inc. ("Penske Jet") and the Penske Automotive Group. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company and its subsidiaries, indirectly, through his ownership of Penske Corporation, owns in excess of ten percent of the equity interests of PTL, Penske Jet, and Penske Automotive Group and also serves as a director and executive officer of Penske Jet, the corporations comprising the Penske Automotive Group, and of the general partner of PTL. The Company generally pays quoted market prices for the goods and services provided by PTL, Penske Jet and the Penske Automotive Group. During 1998, the Company paid $315,000, $164,000, and $106,000 to PTL, Penske Jet, and the Penske Automotive Group respectively, for goods and services.

     PENSKE CORP. TRANSACTIONS. The Company reimburses Penske Corporation for certain services provided by Penske Corporation to the Company. The cost is not necessarily the lowest cost at which such services could be obtained from third parties. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company, beneficially owns approximately 57.0% of the equity interest of Penske Corporation. In 1998, the Company paid to Penske Corporation approximately $570,000 for such services.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     GENERAL. The Compensation Committee's overall compensation philosophy applicable to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase stockholder value. The Compensation Committee implements this philosophy principally through salaries, bonuses and its stock option program.

     SALARIES. The Compensation Committee's policy is to provide salaries that in most cases are less than those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research.

     STOCK OPTIONS AND BONUSES. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through stock options and annual bonuses as incentives to achieve the Company's financial and operational goals and increase stockholder value.

     Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with a term of 10 years (with portions exercisable over shorter periods) to provide a long-term incentive, and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price. In 1997, 1998 and 1999, the Board of Directors of the Company awarded options to purchase 115,000 shares, 165,000 shares and 139,000 shares, respectively, of Common Stock to the Company's executive officers. Of the 720,000 shares available for issuance under the Company's Amended and Restated 1996 Stock Incentive Plan, 261,000 shares remain available for grant.

     Bonuses. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance. Such bonuses are also intended to link executive compensation to stockholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company. A portion of the executive bonus is entirely within the discretion of the Board.

     Bonuses for the Company's officers are recommended to the Compensation Committee by the Company's Chairman of the Board and its Chief Executive Officer based on their evaluations of the individual's performance during the year. The Compensation Committee reviews these evaluations and recommends, to the Board of Directors, bonuses it deems appropriate.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. The Company believes that Section 162(m) does not apply to stock options currently outstanding or subsequently granted under the Company's existing stock option plans.

     Section 162(m) provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for executive officers described under "Bonuses" above to comply with Section 162(m). Such bonuses do not meet
Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." The Company believes the annual discretionary bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution as appropriate.

     1998 COMPENSATION DECISIONS REGARDING GREGORY W. PENSKE. The Compensation Committee approved a $107,500 bonus for Mr. Penske for calendar 1998 and awarded Mr. Penske an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $26.375 per share. In January 1999, the Company awarded Mr. Penske an option to purchase 35,000 shares of Common Stock at an exercise price of $25.00 per share. The bonus and options granted to Mr. Penske were based on the Company's financial and operational performance, as well as Mr. Penske's individual performance. In particular, they were based on the Company's meeting many of the financial performance targets set forth in the Company's annual plan. Mr. Penske did not participate in the approval of his own compensation, but did participate in the discussion of the Company's performance in 1998.

                                          By The Compensation Committee

                                          William C. France
                                          Richard E. Stoddard
                                          Edsel B. Ford II

PERFORMANCE GRAPH

     The following line graph compares for the period from March 27, 1996 (the date on which the Company became a public company) to December 31, 1998 (i) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company's Common Stock, with (ii) the cumulative total return of the Nasdaq Stock Market -- U.S. Index, and with (iii) the cumulative total return on the common stock of publicly-traded peer issuers deemed by the Company to be the companies included in the Nasdaq SIC 7900 Index (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):

                COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN*
    AMONG PENSKE MOTORSPORTS, INC., THE NASDAQ STOCK MARKET -- (U.S.) INDEX
                                AND A PEER GROUP
PERFORMANCE GRAPH

                                                         PENSKE                                               NASDAQ STOCK
                                                    MOTORSPORTS, INC.              PEER GROUP                 MARKET (U.S.)
                                                    -----------------              ----------                 -------------
3/27/96                                                    100                         100                         100
12/96                                                      105                          95                         118
12/97                                                      104                         177                         145
12/98                                                      111                         158                         204

            -----------------------------------------------------------------------------------------------
                                                  3/27/96       12/31/96      12/31/97      12/31/98
            -----------------------------------------------------------------------------------------------
             Penske Motorsports, Inc.               100           105           104           111
            -----------------------------------------------------------------------------------------------
             Peer Group                             100            95           177           158
            -----------------------------------------------------------------------------------------------
             NASDAQ                                 100           118           145           204
            -----------------------------------------------------------------------------------------------

* $100 invested on 3/27/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

     Unless otherwise specified, each related party transaction was on terms as favorable to the Company as available in the market place.

     RACEWAY SERVICES. The Company, through its subsidiaries, sells tickets, hospitality suites and related items and merchandise to Raceway Services, Inc., ("Raceway Services"). Walter P. Czarnecki, a director of the Company, owns all of the equity interests of Raceway Services. In 1998, Raceway Services paid $981,000 to the Company and/or its subsidiaries for such tickets, hospitality suites and related items and merchandise.

Raceway Services generally pays the publicly quoted selling prices, although it often receives discounts from such prices for such tickets, hospitality suites and related items and merchandise.

     NCMS TRANSACTION. On April 1, 1997, the Company and Ms. Carrie B. DeWitt ("Ms. DeWitt") entered into an option agreement (the "Option Agreement"). Ms. DeWitt is the mother of Jo DeWitt Wilson who became a director of the Company on July 15, 1997. Pursuant to the Option Agreement, Ms. DeWitt granted to the Company the option to acquire all 1,461,378 shares of her Common Stock ("NCMS Stock"), $0.25 par value per share of North Carolina Motor Speedway, Inc. ("NCMS") in exchange for the Company's Common Stock at a ratio of one share of NCMS Stock for each .620333 share of the Company's Common Stock. The ratio reflected a value of $18.61 per share of NCMS Stock and $30.00 per share of the Company's Common Stock. The Company also paid $1,400,000 (equivalent to $.958 per share of Ms. DeWitt's stock) into escrow for the option, payable to Ms. DeWitt upon the occurrence of certain events relating to consummation of the Merger of NCMS with and into a subsidiary of the Company (the "Merger"). The Company paid Ms. DeWitt the $1,400,000 in November 1997. The Board of Directors of the Company approved the Merger on May 1, 1997. In the Option Agreement, the Company also agreed that if it exercised the option and the transaction were taxable to Ms. DeWitt, it would reimburse, on a tax-free basis, her income taxes, if any, resulting from the exchange , less $1,400,000. The Company exercised the option on May 15, 1997, and after such exercise owned 1,563,478 shares of NCMS stock (approximately 69.9% of the outstanding shares), which included 102,100 shares of NCMS Stock previously owned by the Company. The Option Agreement provides Ms. DeWitt with rights during specified periods to dispose of all or any portions Ms. DeWitt desires of the Company's Common Stock she received upon exercise at a price equal to the greater of the then fair market value of the shares or $30.00 a share, either through a sale to the Company or an affiliate or registration of such shares for sale to the public. The terms of the option were derived through negotiations with Ms. DeWitt and her representatives.

     For information concerning other related party transactions, see "Compensation Committee Interlocks and Insider Participation" above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of stock of the Company.

     To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers, and greater than 10% beneficial owners were complied with.

OTHER MATTERS

     RELATIONSHIP WITH INDEPENDENT AUDITOR. Deloitte & Touche LLP is the independent auditor for the Company and its subsidiaries and has reported on the Company's consolidated financial statements included in the Annual Report of the Company which accompanies this proxy statement. The Company's independent auditor is appointed by the Board of Directors.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

     OTHER PROPOSALS. Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

     A stockholder proposal which is intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company's Secretary at the Company's executive offices, 13400 West Outer Drive, Detroit, Michigan 48239, by December 15, 1999 to be considered for inclusion in the Proxy Statement and Proxy relating to that meeting. Such proposal should be sent by certified mail, return receipt requested.

     The Company must receive notice of any proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders, but that are not intended to be considered for inclusion in the Company's Proxy Statement and Proxy related to that meeting, no later than February 28, 2000 (the latest possible date under the Company's bylaws for submission of such notice) to be considered timely. Such proposals should be sent to the Company's Secretary at the Company's executive offices, 13400 West Outer Drive, Detroit, Michigan, 48239 by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company's form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in Company's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          ROBERT H. KURNICK, JR.
                                          Secretary

Detroit, MI
April 13, 1999

                                 [PENSKE LOGO]

                            PENSKE MOTORSPORTS, INC.
--------------------------------------------------------------------------------
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS

                                     PROXY

The undersigned hereby appoints Roger S. Penske, Walter P. Czarnecki and Gregory W. Penske, or each of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 1999 Annual Meeting of Stockholders of PENSKE MOTORSPORTS, INC. to be held on May 11, 1999 or any adjournment thereof, and to vote all shares of PENSKE MOTORSPORTS, INC. Common Stock which the undersigned would be entitled to vote if personally present.

1. Election of four Class III directors, nominees:          Roger S. Penske, Walter P. Czarnecki,
                                                            William C. France and Edsel B. Ford II

AS TO THE ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this proxy will be voted in the discretion of the proxies.

                                                                SEE REVERSE SIDE



--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\


[X]   Please mark your
      votes as in this
      example.


-----------------------------------------------------------------------------------------------------------------------
|  The Board of Directors recommends a vote "FOR" Proposal 1 described in the proxy statement:                        |
-----------------------------------------------------------------------------------------------------------------------
                           FOR                WITHHOLD
                           all              vote for all
                         nominees             nominees                                           Please check this box   [ ]
                                                                                                 if you are attending the
                                                                                                 Annual Meeting
1. Election of            [ ]                  [ ]
   Directors
   (See Reverse)



For, except vote withheld from the following nominee(s):

-------------------------------------------------------



                                                                                 Please sign exactly as name appears above.  Joint
                                                                                 owners should all sign.  Executors,
                                                                                 administrators, trustees, etc. should so indicate
                                                                                 when signing.  If signer is a corporation, sign
                                                                                 full corporate name by duly authorized officer who
                                                                                 adds his or her name and title.


                                                                                 --------------------------------------------------

                                                                                 --------------------------------------------------
                                                                                  SIGNATURE(S)                       DATE

------------------------------------------------------------------------------------------------------------------------------------
                                    / FOLD AND DETACH HERE \




                                    [PENSKE MOTORSPORTS LOGO]



                  IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY
                        AND RETURN IT IN THE ENVELOPE PROVIDED
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